                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
RealNetworks, Inc.:

We consent to incorporation by reference in the registration statement dated December 18, 1997 on Form S-8 of RealNetworks, Inc. of our reports dated October 10, 1997, except as to note 9, which is as of October 30, 1997, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from February 9, 1994 (inception) to December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, and related financial statement schedule, which reports appear in RealNetworks, Inc.'s registration statement (No. 333-36553) on Amendment No. 4 to Form S-1.


KPMG Peat Marwick LLP

Seattle, Washington
December 17, 1997